Fans of the World Unite! Join Legion M!.mp4 (2m 1s) 12 speakers (Speaker 1, Speaker 2, Nicholas Cage, Speaker 3, Speaker 4, Speaker 6, Speaker 7, Speaker 8, Speaker 9 & 10, Speaker 11, Speaker 12 &13, Everyone)

[0:00:01] Speaker 1: Legion M is the world's first fan owned entertainment company.

[0:00:04] Speaker 2: What we're doing with Legion M has never been possible before. We think that an entertainment company owned by fans is better than one owned by Wall Street.

[0:00:12] Speaker 1: And so we're funding films and TV shows and VR projects collectively as a community.

[0:00:18] Speaker 2: And when we're successful, sharing the reward.

[0:00:20] Speaker 1: You know, being a part of Legion M, whether you invest or not is being a part of a community that is making a difference in the entertainment industry, supporting and representing original breakthrough content.

[0:00:31] Speaker 2: Our first project was Colossal, which was an Anne Hathaway, Jason Sudeikis movie.

[0:00:35] Speaker 1: Yup. Holy sh-

[0:00:36] Speaker 2: Our second project was Mandy, which is a Nicholas Cage movie.

[0:00:39] Nicholas Cage: So my whole thing was how can I service decision.

[0:00:43] Speaker 2: Then we did Bad Samaritan with David Tennant and Dean
Devlin.

[0:00:46] Speaker 1: Dean is known for Stargate and Independence Day. You know, he hasn't done films like this.

[0:00:51] Speaker 3: Legion is going to change Hollywood.

[0:00:53] Speaker 4: You just get that tingle. You know you're watching something that's gonna change the course of history.

[0:00:59] Speaker 3: Legion M is an amazing company. It's owned 100% by the fans.

[0:01:04] Speaker 1: We see fans as having immeasurable power.

[0:01:07] Speaker 3: What it is that you guys do that is so special, is you connect with fans, and that's meaningful for film makers and for films, to be able to find an audience.

[0:01:16] Speaker 2: Our goal is one million fans untied to take over Hollywood.

[0:01:19] Speaker 3: If we're able to achieve that, that would give us literally hundreds of millions of dollars to produce movies and television shows that have a million fans standing behind them.

[0:01:30] Speaker 2: That's not a small company in Hollywood, that is one of the most influential companies on the planet.

[0:01:34] Speaker 3: It's an amazingly fun process to open the gates of Hollywood and allow people to come in, and if you believe in the power of fans and a fan-owned company, we want you to come joint the Legion.

[0:01:45] Speaker 6: That's why I like these Legion M guys.

[0:01:47] Speaker 7: I am Legion M.

[0:01:48] Speaker 8: Join the Legion.

[0:01:49] Speaker 9 & 10: Join the Legion!

[0:01:49] Speaker 11: Join the Legion

[0:01:49] Speaker 12 &13: Join the Legion

[0:01:49] Everyone: I am Legion!  [0:01:50]




Legion M - Please Watch Before Investing.mp4 (2m 38s) 2 speakers (Jeff, Paul)

[0:00:05] Jeff: [music 00:00 to 00:00:10]. Hey everybody. It's Jeff and Paul, co-founders of Legion M coming at you from the Legion M caddy. We just want to take a second and tell you how excited we are about what we're doing and how excited that for the first time in history people like you have the chance to be a part of it.

[0:00:25] Paul: But we also want to point out there's risk involved. And so before you make the investment we just want to make sure you understand what you're getting into.

[0:00:33] Jeff: Early stage investing is all about risk versus reward. You're getting in on the very ground floor of Legion M, which means that there's a ton of potential upside. We like to think that it's like investing in Walt Disney Studios back when it was just Walt and Roy.

[0:00:47] Paul: But there's also some downside, right? So it could end up being more like an investment in pets.com or Webvan or Jolicloud.

[0:00:55] Jeff: Jolicloud? What is Jolicloud?

[0:00:57] Paul: You don't know Jolicloud?

[0:00:59] Jeff: I'm not on Jolicloud. The point is, statistically, most start up companies fail. And so it's not a place to put your retirement savings or your college funds.

[0:01:09] Paul: I mean we want your kids to go to college.

[0:01:12] Jeff: We definitely want your kids to go to college. Our advice to anyone considering investing in Legion M or any start up company for that matter is that if you can't afford to lose your entire investment, don't write the check.

[0:01:24] Paul: Or write a smaller check.

[0:01:25] Jeff: Exactly. Because if you are willing to bear some risk and you do want to swing for the fences, we're investing our money, our jobs and our careers on the fact that we can make this a successful company.

[0:01:38] Paul: And we can promise you that we're gonna do everything we can to make this the best investment you ever made. And also to hopefully have some fun with it.

[0:01:48] Jeff: So if after listening to all this you're still interested, join us. Come on in. It's gonna be a hell of a ride.

[0:01:55] Paul: Let's do this. [music 01:56 to 00:02:08].

[0:02:10] Jeff: Oh hi. I didn't see you there. It's like investing in Disney back when ... What?

[0:02:17] Paul: Look at this place! We're driving through a nuclear wasteland.

[0:02:23] Jeff: There's plenty of room in the caddy back with the Emmy Award, which we neglected to mention.

[0:02:28] Paul: That's right.  [0:02:39]




Colossal Trailer #2 (2017) _ Movieclips Trailers.mp4 (1m 53s) 7 speakers (Speaker 1, Speaker 2, Speaker 3, Speaker 4, Speaker 5, Speaker 6, Speaker 7)

[0:00:07] Speaker 1: You don't remember anything last night, huh?

[0:00:11] Speaker 2: I got really melodramatic, didn't I?

[0:00:13] Speaker 1: You told me that you weren't really on a vacation. That you've been looking for a job for a year, and your boyfriend, didn't work out.

[0:00:20] Speaker 3: You are out of control.

[0:00:21] Speaker 2: What?

[0:00:21] Speaker 3: I've packed your things. They're in the bedroom.

[0:00:23] Speaker 2: What?

[0:00:25] Speaker 1: And since you didn't have any money, you decided to move back here.

[0:00:27] Speaker 2: Is there anything else?

[0:00:36] Speaker 1: Don't you remember anything?

[0:00:37] Speaker 4: The unprecedented nature of this anomaly has been .

[0:00:43] Speaker 1: When you get tingle, and know you're watching something that's gonna change the course of history. You alright?

[0:00:49] Speaker 2: Yeah. It's this nervous tic I have. I get this itch. Oh my god.

[0:00:57] Speaker 1: The thing appeared. Same place. Exact same place. But it just made a bunch of weird hand gestures.

[0:01:04] Speaker 2: I hear you got something.

[0:01:17] Speaker 5: It's dancing.

[0:01:18] Speaker 6: It's dancing like?

[0:01:22] Speaker 1: Holy shit.

[0:01:26] Speaker 7: Ow.

[0:01:26] Speaker 6: What was that?

[0:01:27] Speaker 7: A helicopter.

[0:01:28] Speaker 6: With like the pilot and everything?

[0:01:32] Speaker 2: I feel terrible.

[0:01:38] Speaker 1: Give them a good show.

[0:01:43] Speaker 2: We have to keep it cool. Oh my god those people are looking at us. [0:01:54]




Legion M's Hollywood Houseparty with Stan Lee.mp4 (2m 36s) 14 speakers (Speaker 1, Speaker 2, Speaker 3, Speaker 4, Speaker 5, Speaker 6, Speaker 7, Stan Lee, Group 1, Group 2, Group 3, Group 4, Group 5, Group 6)

[0:00:10] Speaker 1: We are celebrating Stan Lee. So this is an event that Legion M is hosting and putting on. We're banding together with fans from around the world. Thousands of fans, lots of companies, lots of celebrities, the whole industry is really come to support it.

[0:00:53] Speaker 2: We're a fan owned entertainment company. And our long-term goal is to have one million share holders in the company. And it's an amazingly fun process to open the gates of Hollywood and allow people to come in.

[0:01:06] Speaker 3: I think it's a great thing for people to finally come together, and for fans to finally really have a place and a voice.

[0:01:11] Speaker 4: The fans are always the best thing. I mean, Stan Lee's created the best fans.

[0:01:14] Speaker 5: I mean, without the fans, we wouldn't be doing all the amazing movies we get to work on.

[0:01:18] Speaker 6: The industry wouldn't be here without the fans, and sometimes I think they forget.

[0:01:21] Speaker 7: I just think it's so great that Legion M helps fans actually be able to tell these studios what we want and show people what we want.

[0:01:28] Stan Lee: I was told to have a few words, because there'd be a few people here tonight. Obviously, I love you all. You're all fans.

[0:01:39] Speaker 1: One of the things that Stan's been known to say is, "With great power ...

[0:01:42] Speaker 2: ... Comes great responsibility." And that's something literally we think about it with the Legion. The fact that we are a collective, we're a group. We're over 15,000 people, and we've got this amazing power, but there's also this amazing responsibility that comes with it.

[0:01:57] Speaker 1: And if you can coalesce that power together and unite it into one entity, an entertainment company, we feel like that can be one of the most influential entertainment companies on the plant.

[0:02:08] Group 1: Join the Legion.

[0:02:09] Group 2: Join the Legion.

[0:02:10] Speaker 7: Join the Legion.

[0:02:11] Group 3: Join the Legion.

[0:02:12] Group 4: Join the Legion.

[0:02:14] Group 5: Join the Legion.

[0:02:15] Group 6: Join the Legion.

[0:02:16] Stan Lee: Excelsior.  [0:02:16]




Legion M Sundance 2018 Wrap Up.mp4 (3m 8s) 7 speakers (Speaker 1, Speaker 2, Speaker 3, Speaker 4, Speaker 5, Speaker 6, Speaker 7)

[0:00:01] Speaker 1: Hey everybody, we're live here in Park City, Utah.

[0:00:03] Speaker 2: Right in the middle of Sundance Film Festival.

[0:00:05] Speaker 1: We're literally an arms length away from the Egyptian Theater which is the epicenter of the entire festival.

[0:00:11] Speaker 2: It's true, we're a snowball's throw away from slam dance right there and Sundance headquarters is right down main street.

[0:00:16] Speaker 1: This is Legion M Lounge 2018 at Sundance.

[0:00:20] Speaker 2: We took over Red Banjo Pizza and turned it into the hottest venue in all of Park City.

[0:00:24] Speaker 1: It's been absolutely amazing. We've had four full days of amazing programming and at night, we closed down and had some of the best parties at Sundance, I think.

[0:00:32] Speaker 2: It's true. We had thousands of people come through our venue. We were streaming live on Facebook and Twitter.

[0:00:37] Speaker 1: We had hundreds of our members come and join us.

[0:00:40] Speaker 2: It was incredible. People from all around the country came here and got a chance to hang out, get free pizza, meet celebrities, watch Leonard Maltin. It was awesome.

[0:00:49] Speaker 1: It was pretty amazing. So we want to show you what went down at Sundance 2018.

[0:01:08] Speaker 3: It is freezing out here.

[0:01:41] Speaker 2: Guys we're live.

[0:01:41] Speaker 3: Oh.

[0:01:42] Speaker 4: First I want to say, I can't believe I'm speaking to legend Leonard Maltin over a film that I'm in. This is history right here guys. Yes, even though he busted his ankle snowboarding.

[0:02:02] Speaker 5: All right, we've run out of time, but thank you very much. Thanks very much, that was great.

[0:02:23] Speaker 6: He's got you.

[0:02:36] Speaker 7: What it is that you guys do that's so special is you connect with fans and that's meaningful to us and for film makers and for films, to be able to find an audience and the fact that you have people that join the legion as this sort of community around content is so cool. So I don't know, it's sort of made so much sense to us immediately. [0:02:57]